Exhibit 99.2

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Adds Fuel Inventory Solution with Acquisition of
TelaPoint
Transaction Expands Services Offered to Merchants, Distributors and Fleets
In Conjunction with Announcement of Second-Quarter Financial Results, Wright Express
to Discuss Transaction on Conference Call at 9:00 a.m. ET
SOUTH PORTLAND, MAINE – August 7, 2007 – Wright Express Corporation (NYSE: WXS) today announced that it has acquired privately held TelaPoint, Inc. for approximately $40 million in cash, financed through the Company’s existing credit facility. TelaPoint is a leading provider of browser-based supply chain software solutions for petroleum distributors and fuel retailers.
Founded in 1999 and based in Louisville, Kentucky, TelaPoint was the first browser-based software company to provide business-to-business applications focused exclusively on information solutions for oil companies and the petroleum distributor market. The TelaPoint application suite enables convenience stores and fuel outlets to improve the efficiency of their fuel replenishment, buying and administrative operations.
Operating on a software-as-a-service business model, TelaPoint generates the majority of its revenue on a recurring basis from monthly site fees, which creates strong visibility into future revenues. TelaPoint’s customers include more than 20,000 retail and wholesale fueling sites across the country, and the company has relationships with approximately 250 petroleum carriers.
TelaPoint is a rapidly growing and profitable business. Revenues for 2008 are forecasted to be approximately $8 million. Wright Express expects the acquisition to be slightly accretive, excluding the amortization of purchased intangibles, in the first 12 months of combined operations and have no impact on the Company’s margins.
Management Comments
“TelaPoint is an excellent strategic fit for Wright Express — an innovative company that provides us with a new product we can sell into markets we know well,” said Michael Dubyak, president and chief executive officer of Wright Express. “TelaPoint’s browser-based application suite will broaden and strengthen our portfolio of information solutions, offering us potential to diversify our revenues. At the same time, we expect TelaPoint’s products to further secure our position with merchants, distributors and fleets by adding value to their relationships with Wright Express.”

Michael Dahlem, chief executive officer of TelaPoint said, “We are delighted to be part of the Wright Express organization. We believe that our combined product offerings will create added value for the customers of both companies.”
“TelaPoint will operate as a standalone company and remain headquartered at its existing facility in Louisville,” said Dubyak. “TelaPoint has a talented workforce and management team. We expect the TelaPoint organization to maintain its record of strong growth and play a key role as we continue to diversify our revenue stream.”
Conference Call Details
Wright Express will host a conference call today, August 7, 2007, at 9:00 a.m. (ET) to discuss the Company’s second-quarter 2007 financial results and the TelaPoint acquisition. A live webcast of this conference call will be available at the “Investor Relations” section of the Company’s website (www.wrightexpress.com). The live conference call can also be accessed by dialing (800) 479-1628 or (719) 457-2729. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.4 million vehicles. Wright Express markets these services directly as well as through more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: expectation that TelaPoint is a rapidly growing and profitable business; forecasted revenues for TelaPoint in 2008; expectation that the acquisition will be slightly accretive excluding the amortization of purchased intangibles, in the first 12 months of combined operations and have no impact on Wright Express’ margins; expectation that TelaPoint’s browser-based application suite will broaden and strengthen its portfolio of information solutions and potentially diversify revenues; expectation that TelaPoint’s products secure Wright Express’ position with merchants, distributors and fleets by adding value to their relationships with Wright Express.
These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; third-quarter and full-year 2007 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; the risks associated with the integration and profitability of TelaPoint, Inc.’s operations; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2007, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.